EXHIBIT 10.18

FIRST AMENDMENT TO THE
ALLERGAN, INC. SUPPLEMENTAL EXECUTIVE BENEFIT PLAN

WHEREAS, Allergan, Inc. (the “Company) maintains the Allergan, Inc. Supplemental Executive Benefit Plan (the “SEBP”) and the Allergan, Inc. Supplemental Retirement Income Plan (the “SRIP”);
WHEREAS, the terms of both the SEBP and the SRIP are evidenced by a single plan document (the “Plan Document”);
WHEREAS, the Company desires to amend the SEBP to: (1) expand the class of individuals who are eligible to participate and (ii) include amounts deferred under the Executive Deferred Compensation Plan in the SEBP’s definition of Earnings; and
WHEREAS, Section 6.8 of the Plan authorizes the Company, by action of its Board of Directors or its delegate, to make amendments to the SEBP.
NOW, THEREFORE, effective as of January 1, 2012, the SEBP is hereby amended as follows:

1.	Section 1.6(b) of the Plan Document is hereby amended in its entirety to read as follows:
“(b) For purposes of the SEBP, “Eligible Employees” means employees of the Sponsor or any Affiliated Company who are eligible to participate in the Allergan, Inc. Executive Deferred Compensation Plan or whose benefits under the Pension Plan are limited by reason of the includible compensation limitation of Code Section 401(a)(17); provided, however, that in no event shall the term “Eligible Employees” include any individual who (a) is classified or paid as an independent contractor (regardless of their classification for federal tax or other legal purposes) by the Sponsor or an Affiliated Company, or (b) performs services for the Sponsor or an Affiliated Company pursuant to an agreement between the Sponsor or an Affiliated Company and any other person, including a leasing organization.”

2.	Section 4.1(b) of the Plan Document is hereby amended in its entirety to read as follows:
“(b) For the SEBP, except as provided in Article V hereof, the supplemental retirement benefit payable to any Participant under the Plan shall be an amount equal to the excess (if any) of the following: (i) the sum of the retirement benefit to which such Participant would be entitled under the Pension Plan if his or her retirement benefit under the Pension Plan were determined (A) without regard to the limits imposed by Code Sections 401(a)(17) and 415 and (B) by including in the definition of “Earnings” all amounts deferred by such Participant under the Executive Deferred Compensation Plan that were otherwise payable in respect of services rendered on or after January 1, 2012, over (ii) the retirement benefit to which such Participant would be entitled under the Pension Plan if his or her benefit under the Pension Plan were determined without regard to the limits imposed by Code Section 415, and for purposes of a Participant’s Section 409A Benefits, shall be determined as of such Participant’s Termination Date and as though the Participant’s benefits under the Pension Plan will begin as of the date upon which the Participant is scheduled to begin receiving benefits under the Plan.”
IN WITNESS WHEREOF, the Company has caused this First Amendment to the Allergan, Inc. Supplemental Executive Benefit Plan to be executed by its duly authorized officer on this 21 day of December, 2011.

Allergan, Inc.
/s/Scott D. Sherman
Scott D. Sherman
Executive Vice President, Human Resources

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